Exhibit (h)(71)

ETC FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of __________, [between/among] [the/each] Acquiring Fund(s)[, severally and not jointly] (each, an “Acquiring Fund”), and [the/each] Acquired Fund(s)[, severally and not jointly] (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”), listed on Schedule A.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule.

1.	Terms of Investment

(a)       In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of transactions. Each Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired ETF (greater than 2% of the Acquired ETF’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired ETF shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund does not redeem Acquired Fund shares even if such transaction results in the redemption of Acquired Fund shares (such as where an Acquiring Fund sells shares in the secondary market).

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)       In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement.

3.	Representations of the Acquiring Funds.

(a)       In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)       Notwithstanding anything herein to the contrary, any Acquiring Fund that has an

“affiliated person” (as defined under the 1940 Act) that is: (i) a broker or dealer, (ii) a bank or bank holding company, or (iii) a futures commission merchant or a swap dealer, (collectively, “Affiliates”), will: (a) provide each Acquired Trust with a complete list of such Affiliates (“List of Affiliates”) on or before the effective date of this Agreement; (b) promptly provide each Acquired Trust with an updated List of Affiliates following any change to such list; and (c) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund.

(c)       The Acquiring Fund and its Advisory Group, as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act.

(d)       If, as a result of a decrease in the outstanding voting securities of an Acquired Fund, an Acquiring Fund and its Advisory Group, in the aggregate, hold more than 25% of the outstanding voting securities of an Acquired Fund, each of those holders will vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of the Acquired Fund’s shares; provided, however, that in circumstances where all holders of the outstanding voting securities of the Acquired Fund are required by this provision or otherwise under the Rule or Section 12(d)(1) of the 1940 Act to vote securities of the Acquired Fund in the same proportion as the vote of all other holders of such securities, the Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to such Acquired Fund securities and vote such proxies only in accordance with such instructions. Notwithstanding the foregoing, neither this paragraph nor the preceding paragraph shall apply if the Acquiring Fund is in the same group of investment companies (as defined in the Rule) as an Acquired Fund, or the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by or under common control with the Acquiring Fund’s investment sub-adviser acts as the Acquired Fund’s investment adviser or depositor.

4.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
[Name] c/o [Company] [Address] [City, State, Zip] Fax: Email: With a copy to: [Name] Attn: Legal Dept. [Address] [City, State, Zip] Fax: Email:	[Name] c/o [Company] [Address] [City, State, Zip] Fax: Email: With a copy to: [Name] Attn: Legal Dept. [Address] [City, State, Zip] Fax: Email:

5.	Term, Termination, Governing Law, Assignment, Amendment

(a)       This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)       This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)       This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York and the parties hereby submit to the exclusive jurisdiction of the federal courts of the Southern District of New York or any New York State Court sitting in New York City with respect to any dispute arising out of or under this Agreement.

(d)        This Agreement may not be assigned by either party without the prior written consent of the other.

(e)       This Agreement may be amended only by a writing that is signed by each affected party.

(f)        In any action involving a party to this Agreement, each party agrees to look solely to the relevant individual Acquiring Fund or Acquired Fund that is involved in the matter in controversy and not to any other series of the relevant Acquiring Trust or Acquired Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[Acquired Fund]

Name of Authorized Signer	Print	Signature

Title:

[Acquiring Fund]

Name of Authorized Signer	Print	Signature

Title:

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds

Acquired Funds